Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen	Kathy Waller
Chief Marketing & Communications Officer	AllWays Communicate, LLC
(787) 706-2570	(312) 543-6708

Triple-S Management Corporation Reports Results for First Quarter 2014

SAN JUAN, Puerto Rico, May 6, 2014 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced consolidated revenues of $584.8 million and consolidated operating income of $10.0 million for the three months ended March 31, 2014. Net income was $7.0 million, or $ 0.25 per diluted share.

Quarterly Consolidated Highlights

•	Total consolidated operating revenues were $584.5 million;
•	Consolidated operating income was $10.0 million;
•	Consolidated loss ratio was 82.9%;
•	Medical loss ratio (MLR) was 86.6%;
•	Managed Care member month enrollment increased 28.4% year over year;
•	Medicaid self-insured member month enrollment was up 58.1% from the prior year;
•	Medicare member month enrollment increased 4.1% year over year.

Ramón Ruiz-Comas, President and CEO of Triple-S Management Corporation commented, “Earnings for the first quarter were better than expected and reflect sequential improvement in our business. Our MLR decreased from 88.8% to 86.6%; our consolidated loss ratio fell by 220 basis points and we generated $4.1 million in Managed Care operating income during the period, compared with a $5.0 million operating loss in the fourth quarter of 2013.  Overall, we are seeing progress, but we recognize that there is still more work ahead in light of the year-over-year earnings decline.”

“Triple-S has initiated a comprehensive strategic review designed to position us more appropriately for the changing healthcare market. We saw progress in MLR trends in the U.S. Virgin Islands, supporting our objective of reaching break even in this geography by the end of 2014.  Also in our Commercial business, we implemented a new model to reduce specialty pharmacy costs and began a revision of our pricing structure and underwriting policies to increase profitability.  Our efforts to reduce administrative expenses are also producing results.  Net of the increase in Medicaid expansion costs and the implementation of new taxes and regulatory fees, Triple-S saw a decline of more than $6 million in administrative expenses compared with the prior quarter. In our Medicare Advantage business, we acquired approximately 6,000 Part D lives from Pharmacy Insurance Company of America (PICA) with no additional personnel, consolidated all Medicare Advantage lives under one pharmacy benefit management company and continued the transition to a pay-for-performance model, which should be completed by year-end. Our management team remains steadfastly committed to taking the corrective actions needed to achieve further improvement in the organization’s overall performance,” said Ruiz-Comas.

Triple-S Management Corporation
Add 1

Ruiz-Comas continued, “The Medicaid bid process continues. Based on public information provided by the Puerto Rico Health Insurance Administration (ASES), Triple-S and two other entities are currently in conversations to potentially provide services under an at-risk model. We will provide an update as soon as we have definitive news from ASES.”

Selected Quarterly Details

•	Pro Forma Net Income Was $6.9 Million, or $0.25 Per Diluted Share. Weighted average shares outstanding were 27.3 million. This compares with pro forma net income of $15.6 million, or $0.55 per diluted share, in the corresponding quarter of 2013, based on weighted average shares outstanding of 28.3 million.
•	Managed Care Membership. Our Managed Care membership increased by 28.8% year over year, reflecting the addition of the three new Medicaid ASO regions effective October 1, 2013. Medicaid membership (all self-funded) increased 60.0%, to 1,398,243. Medicare membership increased 5.3% year over year, to 119,817, driven primarily by the acquisition of a PDP portfolio. Fully-insured and self-funded Commercial membership declined by 7.5% and 5.8%, respectively.
•	Consolidated Premiums Fell 1.5%, to $541.9 Million. The decrease in consolidated premiums was principally due to lower Managed Care and Property and Casualty premiums, partially offset by higher premiums in the Life Insurance segment.
•	Administrative Service Fees Were Up 9.6%, to $29.7 Million. The higher service fee income reflects the addition of the three new Medicaid ASO regions offset, in part, by the lower per-member, per-month fees agreed upon in the new contract that became effective July 1, 2013 and the reduction in self-funded Commercial membership described above.
•	Managed Care MLR Rose 90 Basis Points, to 86.6%. The increased MLR primarily reflects higher cost and utilization trends in both the Commercial and Medicare sectors due to increased drug costs, greater utilization and costs of surgical procedures and laboratory services and higher utilization and costs in the U.S. Virgin Islands business. In addition, the cost and utilization trends experienced in the first quarter of 2013 were positively impacted by the early occurrence of the Easter holidays, when utilization typically declines.
•	Consolidated Loss Ratio Increased 70 Basis Points, to 82.9%. The higher consolidated loss ratio mainly reflects the 90-basis-point increase in the Managed Care MLR and a 130-basis-point increase in the Property and Casualty segment. The Life Insurance segment loss ratio improved by 190 basis points.
•	Consolidated Operating Expense Ratio Rose 200 Basis Points, to 21.9%. The higher consolidated operating expense ratio was largely due to the health insurer fee that became effective on January 1, 2014, expenses related to the addition of the three new Medicaid ASO regions effective October 1, 2013 and premium taxes that became effective July 1, 2013, partially offset by the impact of cost containment initiatives.
•	Consolidated Operating Income Declined 56.2%, to $10.0 Million. The decrease in operating income primarily reflects the effect of the increased utilization and cost trends in the Managed Care segment and increased operating expenses.

Triple-S Management Corporation
Add 2

	Pro Forma Net Income
(Unaudited)	Three months ended March 31,
(dollar amounts in millions)	2014	2013
Net income	$7.0	$17.2
Less pro forma adjustments:
Net realized investment gains, net of tax	0.1	1.6
Pro forma net income	$6.9	$15.6
Diluted pro forma net income per share	$0.25	$0.55

Triple-S Management Corporation
Add 3

Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net, administrative service fees and net investment income.  Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating income or loss divided by operating revenues.  The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as MA premium adjustments and prior period reserve developments and presents them in the corresponding period.

(Unaudited)	Three months ended March 31,
(dollar amounts in millions)	2014	2013	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$229.7	$233.6	(1.7%)
Medicare	254.3	260.3	(2.3%)
Total Managed Care	484.0	493.9	(2.0%)
Life Insurance	35.0	31.8	10.1%
Property and Casualty	23.5	24.9	(5.6%)
Other	(0.6)	(0.6)	0.0%
Consolidated premiums earned, net	$541.9	$550.0	(1.5%)
Operating revenues:
Managed Care	$518.5	$525.9	(1.4%)
Life Insurance	40.6	37.1	9.4%
Property and Casualty	25.4	26.9	(5.6%)
Other	-	(0.3)	100.0%
Consolidated operating revenues	$584.5	$589.6	(0.9%)
Operating income:
Managed Care	$4.1	$20.5	(80.0%)
Life Insurance	5.2	4.0	30.0%
Property and Casualty	0.7	0.4	75.0%
Other	-	(2.2)	100.0%
Consolidated operating income	$10.0	$22.7	(55.9%)
Operating margin:
Managed Care	0.8%	3.9%	-310	bp
Life Insurance	12.8%	10.8%	200	bp
Property and Casualty	2.8%	1.5%	130	bp
Consolidated	1.7%	3.9%	-220	bp
Depreciation and amortization expense	$5.1	$6.3	(19.0%)

Triple-S Management Corporation
Add 4

Managed Care Additional Data	Three months ended March 31,
(Unaudited)	2014	2013
Member months enrollment:
Commercial:
Fully-insured	1,319,412	1,395,023
Self-insured	627,406	667,176
Total Commercial	1,946,818	2,062,199
Medicare:
Medicare Advantage	319,289	322,758
Stand-alone PDP	41,597	24,073
Total Medicare	360,886	346,831
Medicaid - Self-insured	4,190,459	2,650,618
Total member months	6,498,163	5,059,648
Claim liabilities (in millions)	$305.0	$283.6 *
Days claim payable	66	60 *
Premium PMPM:
Managed Care	$288.04	$283.55
Commercial	$174.09	$167.45
Medicare	$704.65	$750.51
Medical loss ratio	86.6%	85.7%
Commercial	89.0%	88.4%
Medicare Advantage	84.2%	83.1%
Stand-alone PDP	96.5%	87.9%
Adjusted medical loss ratio	89.0%	83.4%
Commercial	92.7%	86.9%
Medicare Advantage	85.5%	80.2%
Stand-alone PDP	93.7%	86.6%
Operating expense ratio:
Consolidated	21.9%	19.9%
Managed Care	18.5%	15.8%

* Information provided as of December 31, 2013.

Triple-S Management Corporation
Add 5

Managed Care Membership by Segment	As of March 31,
	2014	2013
Members:
Commercial:
Fully-insured	430,403	465,365
Self-insured	208,498	221,341
Total Commercial	638,901	686,706
Medicare:
Medicare Advantage	105,991	105,691
Stand-alone PDP	13,826	8,130
Total Medicare	119,817	113,821
Medicaid - Self-insured	1,398,243	874,169
Total members	2,156,961	1,674,696

2014 Guidance

Mr. Ruiz-Comas concluded, “As mentioned earlier in the year, we have elected not to provide guidance at this time. Several uncertainties remain, including the outcome of the Medicaid bid, which incorporates a change to an at-risk model; the impact of all recent industry regulations and taxes; continued pricing pressure in the Commercial segment stemming from heavy competition and the unknown effect that the announced spending reductions by the Government of Puerto Rico may have on the economy and our business.”

Conference Call and Webcast

Management will host a conference call and webcast on May 6, 2014 at 9:30 a.m., Eastern Time to discuss its financial results for the three months ended March 31, 2014.  To participate, callers within the U.S. and Canada should dial 1-877-941-6009, and international callers should dial 1-480-629-9819 about five minutes before the presentation.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed.  This program is provided at no charge to the user.  An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association.  It is the leading player in the managed care industry in Puerto Rico.  Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands.  With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks.  In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

Triple-S Management Corporation
Add 6

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances.  Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties.  Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight.  The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	A downgrade in the Government of Puerto Rico’s debt
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

Triple-S Management Corporation
Add 7

This list is not exhaustive.  Management believes the forward-looking statements in this release are reasonable.  However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition.  In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations.  In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

-FINANCIAL TABLES ATTACHED-

Triple-S Management Corporation
Add 8

Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited March 31, 2014	December 31, 2013
Assets

Investments	$1,335,202	$1,308,651
Cash and cash equivalents	84,728	74,356
Premium and other receivables, net	304,252	274,939
Deferred policy acquisition costs and value of business acquired	177,066	177,289
Property and equipment, net	87,340	89,086
Other assets	135,785	123,303

Total assets	$2,124,373	$2,047,624

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$957,360	$936,217
Accounts payable and accrued liabilities	265,517	236,902
Long-term borrowings	88,804	89,302

Total liabilities	1,311,681	1,262,421

Stockholders’ equity:
Common stock	27,285	27,469
Other stockholders’ equity	785,611	757,912

Total Triple-S Management Corporation stockholders’ equity	812,896	785,381

Non-controlling interest in consolidated subsidiary	(204)	(178)

Total stockholders’ equity	812,692	785,203

Total liabilities and stockholders’ equity	$2,124,373	$2,047,624

Triple-S Management Corporation
Add 9

Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	March 31,
	Unaudited 2014	Unaudited 2013
Revenues:
Premiums earned, net	$541,852	$549,961
Administrative service fees	29,750	27,110
Net investment income	11,351	11,367
Other operating revenues	1,494	1,187

Total operating revenues	584,447	589,625

Net realized investment gains	126	1,888
Other income, net	246	481

Total revenues	584,819	591,994

Benefits and expenses:
Claims incurred	449,107	452,000
Operating expenses	125,367	114,865

Total operating costs	574,474	566,865

Interest expense	2,305	2,384

Total benefits and expenses	576,779	569,249

Income before taxes	8,040	22,745

Income tax expense	1,111	5,562

Net income	6,929	17,183

Less: Net loss attributable to the non-controlling interest	26	55

Net income attributable to TSM	$6,955	$17,238
Earnings per share attributable to TSM:
Basic net income per share	$0.26	$0.61
Diluted earnings per share	$0.25	$0.61

Triple-S Management Corporation
Add 10

Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	March 31,
	Unaudited 2014	Unaudited 2013
Net cash provided by operating activities	$21,469	$31,165

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	53,701	15,904
Fixed maturities matured/called	12,758	29,775
Equity securities sold	27,632	9,246
Securities held to maturity:
Fixed maturities matured/called	124	-
Acquisition of investments:
Securities available for sale:
Fixed maturities	(80,146)	(31,023)
Equity securities	(17,123)	(76,095)
Securities held to maturity:
Fixed maturities	(250)	-
Other investments	(128)	(106)
Net outflows from policy loans	(29)	(97)
Net capital expenditures	(1,917)	(6,130)

Net cash used in investing activities	(5,378)	(58,526)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(1,021)	20,521
Net change in short-term borrowings	-	(21,500)
Repayments of long-term borrowings	(498)	(493)
Repurchase and retirement of common stock	(2,998)	-
Proceeds from policyholder deposits	1,344	3,020
Surrenders of policyholder deposits	(2,546)	(1,156)

Net cash (used in) provided by financing activities	(5,719)	392

Net increase (decrease) in cash and cash equivalents	10,372	(26,969)

Cash and cash equivalents, beginning of period	74,356	89,564

Cash and cash equivalents, end of period	$84,728	$62,595

###